Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 8, 2013, except for the third paragraph of Note 15, as to which the date is May 1, 2013, in Amendment No. 4 to the Registration Statement (Form S-1/A No. 333-188547) and related Prospectus of Tonix Pharmaceuticals Holding Corp. for the registration of 1,923,077 units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock.

/s/ EISNERAMPER LLP

New York, New York

July 30, 2013